FREMONT HOME LOAN TRUST 2006-2

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AMENDMENT NO. 1 TO POOLING AND SERVICING AGREEMENT

Dated as of July 20, 2006

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Fremont Home Loan Trust 2006-2

Asset-Backed Certificates, Series 2006-2

AMENDMENT NO. 1

AMENDMENT NO. 1 (this “Amendment”) effective as of April 1, 2006, among Financial Asset Securities Corp., as depositor (the “Depositor”), Fremont Investment & Loan, as servicer (the “Servicer”), Wells Fargo Bank, N.A., as master servicer and trust administrator (the “Master Servicer” and “Trust Administrator”) and Deutsche Bank National Trust Company, as trustee (the “Trustee”).

PRELIMINARY STATEMENT

WHEREAS, the Depositor, the Servicer, the Master Servicer, the Trust Administrator and the Trustee, are parties to the Pooling and Servicing Agreement, dated as of April 1, 2006 (the “Agreement”);

WHEREAS, Section 11.01 of the Agreement provides that the Agreement may be amended by the Depositor, the Servicer, the Master Servicer, the Trust Administrator and the Trustee; and

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

2.  Amendments

The definitions of Group I Principal Remittance Amount and Group II Principal Remittance Amount in Section 1.01 shall be revised as follows (old language appears in strikethrough and new language appears in bold underline):

“Group I Principal Remittance Amount”: With respect to any Distribution Date, that portion of Available Funds equal to the sum of (i) each scheduled payment of principal collected or advanced on the Group I Mortgage Loans by the Servicer that were due during the related Due Period, (ii) the principal portion of all full Principal Prepayments of the Group I Mortgage Loans applied by the Servicer during the related Prepayment Period, (iii) the principal portion of all related partial Principal Prepayments, Net Liquidation Proceeds, Insurance Proceeds and Subsequent Recoveries received during the prior calendar month with respect to the Group I Mortgage Loans, (iv) that portion of the Purchase Price, representing principal of any repurchased Group I Mortgage Loan, deposited to the Collection Account during the related Prepayment Period, (v) the principal portion of any related Substitution Adjustments deposited in the Collection Account during the related Prepayment Period with respect to the Group I Mortgage Loans and (vi) on the Distribution Date on which the Trust Fund is to be terminated pursuant to Section 10.01, that portion of the Termination Price, in respect of principal on the Group I Mortgage Loans.

“Group II Principal Remittance Amount”: With respect to any Distribution Date, that portion of Available Funds equal to the sum of (i) each scheduled payment of principal collected or advanced on the Group II Mortgage Loans by the Servicer that were due during the related Due Period, (ii) the principal portion of all full Principal Prepayments of the Group II Mortgage Loans applied by the Servicer during the related Prepayment Period, (iii) the principal portion of all related partial Principal Prepayments, Net Liquidation Proceeds, Insurance Proceeds and Subsequent Recoveries received during the prior calendar month with respect to the Group II Mortgage Loans, (iv) that portion of the Purchase Price, representing principal of any repurchased Group II Mortgage Loan, deposited to the Collection Account during the related Prepayment Period, (v) the principal portion of any related Substitution Adjustments deposited in the Collection Account during the related Prepayment Period with respect to the Group II Mortgage Loans and (vi) on the Distribution Date on which the Trust Fund is to be terminated pursuant to Section 10.01, that portion of the Termination Price, in respect of principal on the Group II Mortgage Loans.

3.  Except as expressly modified or amended in this Amendment, all of the terms, covenants, provisions, agreements and conditions of the Agreement are hereby ratified and confirmed in every respect and shall remain unmodified and unchanged and shall continue in full force and effect.

4.  The Depositor certifies that all conditions for the execution of this Amendment have been satisfied.

5.  This Amendment shall become effective as of the date hereof when, and only when, the Agent shall have received executed counterparts of this Amendment from the parties hereto.

6.  This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument. This Amendment shall be construed in accordance with the laws of the State of New York (excluding provisions regarding conflicts of laws) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 as of the date first above written.

FINANCIAL ASSET SECURITIES CORP., as Depositor

By:	/s/ Ara Balabanian
Name:	Ara Balabanian
Title:	Vice President

FREMONT INVESTMENT & LOAN, as Servicer

By:	/s/ Jeff Crusinberry
Name:	Jeff Crusinberry
Title:	Senior Vice President

WELLS FARGO BANK, N.A., as Master Servicer and Trust Administrator

By:	/s/ Reid Denny
Name:	Reid Denny
Title:	Vice President

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Trustee

By:	/s/ Eiko Akiyama
Name:	Eiko Akiyama
Title:	Associate

By:	/s/ Ronaldo Reyes
Name:	Ronaldo Reyes
Title:	Vice President